NEWS RELEASE

HEADLINE:	TRI-VALLEY RESTATES EARNINGS UPWARD IN 2004 AND DOWN IN 2003

CONTACT:	THOMAS J. CUNNINGHAM, CHIEF FINANCIAL OFFICER

Bakersfield, California	November 19, 2004	AMEX “TIV”

Tri-Valley Corporation (AMEX TIV) has filed a Form 8-K announcing a voluntary restatement of earnings for the fourth quarter of 2003 which pushes about $799,000 of the fiscal 2003 profit and tax benefit into the first and second quarters of fiscal 2004 for a substantial upward allocation for fiscal 2004 ending December 31, 2004. It will also make other adjustments stemming from correcting a double charge that further increases fiscal 2004 revenues.

The Company has reviewed its revenue recognition policy and has decided to adopt even more conservative accounting wherein the Company will only recognize turnkey drilling revenue when a well is logged against the date certain of the December 31 end of the fiscal year rather than the close of books of the fiscal year which necessarily spills over into the new year.

One oil well spudded by Tri-Valley in December 2003 was not logged until January 2004. Even though the Company accounting is on an accrual basis and all expenses of the well were matched before the close of 2003 books, the Company, including its Audit Committee and its independent auditor, now believes it should voluntarily make an adjustment to push that profit forward one quarter into the 2004 fiscal year in line with its normal conservative accounting practices.

According to Thomas J. Cunningham, chief financial officer for Tri-Valley Corporation, the restatement should have no material effect on the Company and represents a pro-active conservative approach by Tri-Valley to its financial reporting assuring it is in compliance with the most current accounting policies.

Tri-Valley already uses the most conservative form of petroleum accounting, “the Successful Efforts Method”, and also carries substantial assets in petroleum reserves off the balance sheet since they were found rather than purchased. In all, Tri-Valley’s financials represent very conservative, discounted values and this restatement merely represents a technical timing interpretation, rather than any loss of the actual revenue.

Net income for fiscal year ending in 2003 will be decreased from about $1,160,000 to approximately $456,000 and the $704,000 difference, plus some tax adjustment totaling about $799,000, will be put into this fiscal year causing an upward restatement of the first quarter, and the first six months ending June 30, 2004. This will have no effect on cash flow.

In the review of transactions under the 404 Internal Controls Testing mandated by the Sarbanes-Oxley Act, the Company discovered a $442,000 cost in its Ekho deep well had been double charged and that adjustment will be an additional benefit to the Company’s first nine months for fiscal 2004 for a total addition of $1,240,000 including a small beneficial tax adjustment.

Headquartered in Bakersfield, California, a prolific oil and gas producing area, the Company is in its 42nd year of business as a successful operating company and for 32 years has been a full reporting 12 (g) publicly traded Delaware Corporation. Tri-Valley Corporation stock is publicly traded on the American Stock Exchange under the symbol “TIV” in the United States and is also traded in Europe on the Frankfurt Stock Exchange under the symbol “TVC WKN 911919.” Our company websites, which include all SEC filings, are www.tri-valleycorp.com and www.tri-valley.de.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements which includes such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very large, expect, potential, etc. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2004, and the annual report on Form 10-K for the year ended December 31, 2003.